Exhibit 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati, Professional Corporation]

January 3, 2011
Geeknet, Inc.
650 Castro Street, Suite 450
Mountain View, CA 94041

RE:           REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Geeknet, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about January 3, 2011 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 78,125 shares of the Company’s Common Stock (the “Shares”) issuable pursuant to the terms and conditions of the Stand Alone Restricted Stock Unit Agreement, dated December 30, 2010, between the Company and Kathryn McCarthy (the “Agreement”).

In our capacity as legal counsel to the Company, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the issuance and sale of the Shares pursuant to the Agreement.   It is our opinion that the Shares, when issued and sold in the manner described in the Agreement and pursuant to the terms and conditions of the Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati